EXHIBIT 8

[MILLER & MARTIN PLLC LETTERHEAD]

Lanier Capital REIT, Inc.

2450 Atlanta Highway, Suite 104

Cumming, Georgia  30040

Re:

Registration Statement on Form S-11 (Registration No. 333-144988)

Gentlemen:

We have acted as counsel to Lanier Capital REIT, Inc. (the “Company”) in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 12,650,000 shares of the Company’s Common Stock, $0.00001 par value per share (the “Shares”), for issuance and sale by the Company.  We are furnishing this opinion letter pursuant to Item 36(b) of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

In rendering this opinion, we have reviewed either the originals of, or photostatic or facsimile copies of, the following documents or instruments (the “Opinion Materials”):  (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, (iii) the Company’s Bylaws, and (iv) a certificate of an officer of the Company regarding certain factual matters (the “Officer’s Certificate”).

As to factual matters, with your consent, we have relied solely upon the representations set forth in the Opinion Materials, including (1) the various facts and factual assumptions set forth in the Registration Statement, and (2) certain representations made by the Company as to factual matters through the Officer’s Certificate.  We have assumed, with your consent, that such representations set forth in the Opinion Materials are true, accurate and complete as of the date hereof.  While we are not aware of any facts inconsistent with the representations and warranties set forth in the Opinion Materials, we have not made an independent investigation or audit of the facts set forth in any of the Opinion Materials.  In addition, we have examined no documents other than the Opinion Materials for purposes of this opinion and, therefore, our opinion is limited to matters determined through such an examination.

We have informed you, and you are aware, acknowledge and agree, that, without independent investigation, we have assumed the following:

(a)

The authenticity of all documents submitted to us as originals or photostatic or facsimile copies, the legal capacity of the persons signing such documents, the genuineness of all signatures on all such original documents and the conformity to such original documents of all copies submitted to us as certified, conformed, photostatic or facsimile copies, and, as to certificates given by public officials, that the same have been properly given and are accurate; and

(b)

That no other documents or agreements and no oral understandings exist in connection with the subject matter of the Opinion Materials which amend, modify, supersede or would be considered in the construction and interpretation of the Opinion Materials, to the extent relevant to the opinions set forth herein.

Based solely on our examination of the Opinion Materials, including the Company’s present and proposed method of operation as described in the Opinion Materials, we are of the opinion that:

1.

The Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Company’s taxable year ending December 31, 2008, and the Company’s proposed method of operation, as described in the Registration Statement, will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code beginning with the taxable year ending December 31, 2008; and

2.

The discussion in the Registration Statement under the heading “Federal Income Tax Considerations”, to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

The opinions expressed in Paragraphs 1 and 2 are further limited by and subject to the following:

(a)

The Company’s ability to achieve and maintain qualification as a REIT depends upon the Company’s properly filing of an election to be taxed as a REIT, and upon the Company’s ongoing satisfaction of the various requirements under the Code and described in the Registration Statement under the heading “REIT Taxation” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership.  We will not review the Company’s compliance with these requirements on a continuing basis.  Because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, no assurances can be given that the actual ownership of the Company’s stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT, or that the Company will otherwise satisfy the REIT requirements during any taxable year.

(b)

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits, and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, in each case as they currently exist and as to which we have actual knowledge, any of which could be changed at any time, both retroactively and prospectively, and to possibly different interpretations.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate.  Finally, our opinion is limited to the United States federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

We assume no obligation to update or supplement the opinions herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws or interpretations thereof which may hereafter occur.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Registration Statement.  The foregoing opinions in Paragraphs 1 and 2 above are limited to the specific matters covered thereby and should not be interpreted to imply that we have offered our opinion on any other matter.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the use of our name under the heading “Legal Opinions” in the prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

MILLER & MARTIN PLLC

By:

David A. Flanigan, Jr., Member

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